As filed with the Securities and Exchange Commission on March 19, 1999
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------

                                   FORM 8-A/A
                         POST-EFFECTIVE AMENDMENT NO. 1


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                ELXSI Corporation
--------------------------------------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)


               Delaware                                        77-0151523
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(State of Incorporation or Organization)                    (IRS Employer
                                                          Identification No.)

   3600 Rio Vista Avenue, Suite A, Orlando, Florida                32805
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       (Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the If this form relates to the registration of a class of securities registration of a class of securities pursuant to Section 12(b) of Exchange pursuant to Section 12(g) of the
Act and is effective pursuant to Exchange Act and is effective pursuant General Instruction A.(c), please check to General Instruction A.(d), please
the following box [ ]                     check the following box [ ]

Securities   Act   registration   statement  file  number  to  which  this  form
relates:_______________________
           (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class             Name of Each Exchange on Which
        to be so registered             Each Class is to be to be so Registered
        -------------------             ---------------------------------------

               None                                       N/A


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights

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                                                                               2

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         EXPLANATORY NOTE. In March 1999 the Registrant amended the Rights Agreement (and, accordingly, the terms of the Rights) by entering into a Rights Agreement Amendment, dated as of March 16, 1999, between the Registrant and the Rights Agent. In order to update the description of the Rights set forth in Item 1 of the Form 8-A Registration Statement, dated and filed with the Securities and Exchange Commission ("SEC") on June 10, 1997, under which the Rights were first registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such Item 1 is hereby amended and restated in its entirety as follows (capitalized terms used and not defined in this paragraph have the respective meanings ascribed to such terms hereinbelow):

         The Board of Directors of ELXSI Corporation (the "Company" or the "Registrant") declared a dividend distribution of one common stock purchase right (collectively, the "Rights") for each outstanding share of Common Stock, par value $.001 per share (the "Common Stock"), of the Company to holders of record of the Common Stock at the opening of business on June 16, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one share of Common Stock (or in certain circumstances, cash, property, or other securities of the Company) at a purchase price of $25.00, subject to adjustment (the "Purchase Price").

         The actual terms of the Rights are established under and set forth in a Rights Agreement, dated as of June 4, 1997 (the "Original Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), as amended by that certain Rights Agreement Amendment, dated as of March 16, 1999 (the "Rights Agreement Amendment"; and the Original Rights Agreement as amended by the Rights Agreement Amendment, the "Rights Agreement") between the Company and the Rights Agent. A conformed copy of the Original Rights Agreement (including a form of the certificate to represent the Rights) is filed herewith as Exhibit 1 and is hereby incorporated herein by reference; a conformed copy of the Rights Agreement Amendment is filed herewith as Exhibit 2 and is hereby incorporated herein by reference. The following description of the Rights is qualified by reference to such Exhibits 1 and 2. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Rights Agreement.

         Initially, the Rights will be evidenced by the certificates representing shares of Common Stock then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock, and become exercisable, at such time (if any) that is the earlier to occur of (as the case may be, the "Distribution Date"): (i) ten business days following the first date of public announcement (the "Stock Acquisition Date") that a person or group, together with such person's or group's Affiliates and Associates (as defined under specified rules of the Securities and Exchange Commission), has become the beneficial owner of 15% (35% in the case of the Milley Group Members, and the Kellogg Group Member Limit in the case of the Kellogg Group Members (as such terms hereinafter defined)) or more of the Common Stock (such a person or group, an "Acquiring Person"), and (ii) ten business days (or such later date as is determined by the Board of Directors, or if there previously has been an Adverse Change of Control, by a majority of the Continuing Directors (as such terms are hereinafter defined)) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% (35% in the case of the Milley Group Members, and the Kellogg

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                                                                               3

Group Member Limit in the case of the Kellogg Group Members) or more of the Common Stock.

         The "Milley Group Members" are: (a) Alexander M. Milley (the Chairman of the Board, President and Chief Executive Officer of the Company, (b) his wife and children, (c) any guardian, representative, executor, estate, administrator or agent of Mr. Milley, his wife or children (but only with respect to any shares of Common Stock beneficially owned by any such guardian, representative, executor, estate, administrator or agent in its capacity as such), and (d) provided that Mr. Milley has voting power with respect to any shares of Common Stock held by any of the following: (x) any trust for the benefit of Mr. Milley, his wife or children, and (y) any corporation, partnership, limited liability company or other entity which Mr. Milley, his wife or any of his children may control. In calculating the beneficial ownership of shares of Common Stock of Milley Group Members and their Affiliates and Associates for purposes of the Rights Agreement, all Kellogg Group Member Shares (as hereinafter defined) are excluded.

         The "Kellogg  Group  Members" are: (a) Peter R. Kellogg,  (b) his wife,
(c) any guardian, representative, executor, estate, administrator or agent of Mr. Kellogg or his wife (but only with respect to any shares of Common Stock beneficially owned by any such guardian, representative, executor, estate, administrator or agent in its capacity as such), (d) any trust for the benefit of Mr. Kellogg or his wife, and (e) any corporation, partnership, limited liability company, foundation or other entity which Mr. Kellogg or his wife may control.

         The "Kellogg Group Member Limit" is the greater of: (a) 1,000,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends, etc.) LESS the number of shares of Common Stock then beneficially owned by all Kellogg Related Persons (as hereinafter defined) and all of their respective Affiliates and Associates, and (b) 15% of the shares of Common Stock then outstanding; PROVIDED that if at any time it is established that any Kellogg Group Member or any Affiliate or Associate of any Kellogg Group Member who is a beneficial owner of Common Stock acquired those securities with the any purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect, then the foregoing clause (b) shall no longer be effective and the "Kellogg Group Member Limit" will be 15% of the shares of Common Stock then outstanding.

         The "Kellogg Related Persons" are: (a) any descendant of Peter R. Kellogg, (b) the spouse of any descendant of Mr. Kellogg, (c) any guardian, representative, executor, estate, administrator or agent of any descendant of Mr. Kellogg or the spouse of any descendant of Mr. Kellogg (but only with respect to any shares of Common Stock beneficially owned by any such guardian, representative, executor, estate, administrator or agent in its capacity as such), (d) any trust for the benefit of any descendant of Mr. Kellogg or any spouse of such descendant, and (e) any corporation, partnership, limited liability company, foundation or other entity which any descendant of Mr. Kellogg or any spouse of such descendant may control. If under the definitions under the Rights Agreement any person or entity may be both a "Kellogg Group Member" (or an Affiliate or Associate thereof) and a "Kellogg Related Person" (or an Affiliate or Associate thereof), that person or entity will be deemed to be a Kellogg Group Member or an Affiliate or Associate of a Kellogg Group Member.

         The  "Kellogg  Group  Member  Shares"  are any shares of Common  Stock:
(a)(x) beneficially owned by any Kellogg Group Member, any Kellogg Related Person or any Affiliate or Associate of any of the foregoing and (y) the power to vote of which, in accordance with the Kellogg Standstill Agreement (as hereinafter defined), have been granted to a Milley Group Member (or a designee thereof); or (b) otherwise acquired by any Milley Group Member (or any designee thereof) pursuant to the Kellogg Standstill Agreement. The "Kellogg Standstill Agreement" is that certain Standstill Agreement, dated as of March 16, 1999, among the Company, Alexander
M. Milley and the "Kellogg Persons" party thereto (each of whom or which are Kellogg Group Members under the Rights Agreement), which was entered into substantially simultaneously with, and in connection with, the Rights Agreement Amendment. See "Kellogg Standstill Agreement" hereinbelow.

         Until the Distribution Date: (i) the Rights will be evidenced only by the Common Stock certificates and will be transferred with such Common Stock certificates, (ii) new Common Stock certificates issued on or after the Record Date will contain a legend indicating that such certificates also represent Rights and incorporating by reference the terms of the Rights Agreement, and
(iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

         The Rights will not be exercisable until the Distribution Date (if any) and will expire at the close of business on June 15, 2007, unless earlier redeemed or exchanged by the Company as described below.

         As  soon  as  practicable   after  any  Distribution   Date,   separate
certificates representing Rights, in the form of Exhibit A to the Rights Agreement ("Rights Certificates"), will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise provided by the Rights Agreement or determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

         In the event that a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, shares of Common Stock (or in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price. Notwithstanding the foregoing, following the occurrence of such an event or any other Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any of its Affiliates or Associates will be null and void.

         After any Stock Acquisition Date, in the event that: (i) the Company consolidates or merges with any other person, and the Company is not the surviving corporation, (ii) any person engages in a share exchange, consolidation or merger with the Company where the outstanding shares of Common Stock of the Company are changed into or exchanged for stock, other securities of the other person, or cash or any other property, and the Company is the surviving corporation, or (iii) 50% or more of the Company's assets or earning power is sold or otherwise transferred, the Rights Agreements requires that proper provisions be made so that each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price. The events set forth in this paragraph and the immediately preceding paragraph are referred to as the "Triggering Events."

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                                                                               5

         The Purchase Price payable, and the number of shares of Common Stock or other securities, cash or property issuable, upon exercise of the Rights are subject to customary adjustments from time to time to prevent dilution in the event of certain changes in the shares of the Company. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to an increase or decrease of at least 1% in the Purchase Price.

         In general, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (subject to adjustment), at any time before the earlier of the close of business on: (i) the tenth business day following any Stock Acquisition Date or (ii) the expiration date of the Rights. However, if the authorization to redeem the Rights occurs on or after the date that there shall have been a change in a majority of the Board of Directors of the Company as a result of a proxy or consent solicitation and a person or group that was a participant in such solicitation has stated (or if upon the commencement of such solicitation, a majority of the Board of Directors of the Company has determined in good faith) that such person or group (or any of its Affiliates or Associates) has taken or intends to take or may consider taking actions that would result in such person or group becoming an Acquiring Person or cause the occurrence of a Triggering Event (the existence of these circumstances being referred to as an "Adverse Change of Control"), then the redemption of the Rights will require the approval of a majority of the Continuing Directors. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

         "Continuing Director" means: (i) any member of the Board of Directors of the Company who, while a member of such Board, is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and was a member of such Board prior to the Record Date, or (ii) any person who subsequently becomes a member of such Board who, while a member of such Board, is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, if such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by a majority of the Continuing Directors.

         At any time after a person or group becomes an Acquiring Person (but before such Acquiring Person owns 50% or more of the Common Stock), the Board of Directors of the Company may exchange the then outstanding and exercisable Rights (other than those owned by an Acquiring Person, or any of its Affiliates or Associates, that have become null and void as referenced hereinabove), for shares of Common Stock, each Right being exchangeable for one share of Common Stock, subject to adjustment.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         Any of the provisions of the Rights Agreement may be amended or supplemented by the Board of Directors of the Company (without the approval of holders of Rights) prior to the earliest to occur of (i) a Distribution Date,
(ii) a Triggering Event or (iii) an Adverse Change of Control. After the first to occur of such events, the provisions of the Rights Agreement may be amended or supplement with the approval of a majority of the Continuing Directors (and

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                                                                               6

without the approval of holders of Rights): (x) in any manner that will not adversely affect the interests of the holders of Rights (other than an Acquiring Person or its Affiliates or Associates), or (y) in order to cure any ambiguity or to correct or supplement any provision that a majority of the Continuing Directors may deem to be defective or inconsistent with other provisions of the Rights Agreement, or (z) to shorten or lengthen any time period under the Rights Agreement; however, the Rights Agreement cannot be so supplemented or amended to
(A) change the redemption price, accelerate the expiration date of the Rights, change the Purchase Price, or change the number of shares of Common Stock for which a Right is exercisable, or (B) lengthen (1) the time period when the Rights may be redeemed at a time when the Rights are not then redeemable, or (2) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or, the benefits to, the holders of Rights (other than an Acquiring Person or its Affiliates or Associates).

         The Rights may have certain "anti-takeover" effects, inasmuch as they may operate to cause substantial dilution to a person or group (and the Affiliates and Associates thereof) that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights may thus lessen the likelihood that a takeover attempt will be made with respect to the Company. However, in the opinion of the Company's management, the Rights will help ensure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company. The execution of the Rights Agreement and distribution of the Rights by the Company was not in response to any specific takeover threat or proposal, but were precautions taken in order to help protect these interests of the Company's stockholders.

         KELLOGG STANDSTILL AGREEMENT. The "Acquiring Person" provisions of the Rights Agreement relating to "Kellogg Group Members" and the "Kellogg Group
Member Limit" (and described in the fourth paragraph of this Item 1) (the "Kellogg Amendments") were added to the Rights Agreement under the Rights Agreement Amendment. The determination by the Company and its Board of Directors to implement the Rights Agreement Amendment was based upon, in part, the representations, warranties, covenants and agreements of the Kellogg Persons under the Kellogg Standstill Agreement. Consistent therewith, the Rights Agreement Amendment provides that in the event that at any time any Kellogg Person is in breach of or default under the Kellogg Standstill Agreement, the effectiveness of the Kellogg Amendments may, at the election of the Company, be suspended or terminated. The remainder of this Item 1 sets forth a brief description of the Kellogg Standstill Agreement, a conformed copy of which is filed herewith as Exhibit 3 and is hereby incorporated herein by reference. Capitalized terms used in this part of Item 1 but not defined hereinabove have the respective meanings ascribed to such terms in the Rights Agreement or the Kellogg Standstill Agreement.

         Under the Kellogg Standstill Agreement, the Kellogg Persons have represented and warranted that: (a) they have disclosed to the Company the names of all Kellogg Group Members, Kellogg Related Persons and Affiliates and Associates thereof who beneficially own any Common Stock, and number of shares so owned; (b) their shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect; and (c) they acknowledge and agree that their representations, warranties, covenants and agreements under the Kellogg Standstill Agreement were a material inducement to the Company's entering into of the Rights Agreement Amendment, and in the event of a breach of or default thereunder the Company may (by the terms of the Rights Agreement Amendment or

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                                                                               7

otherwise, and without limiting any of the rights or remedies that may be available to the parties under this Agreement at law or in equity), suspend or terminate the Kellogg Amendments, terminate the Rights Agreement Amendment or take other actions having the purpose or effect of modifying or altering the Kellogg Amendments.

         Under the Kellogg Standstill Agreement, the Kellogg Persons have agreed that: (a) the number of shares beneficially owned by the Kellogg Group Members and their respective Affiliates and Associates will not exceed the Kellogg Group Member Limit; (b) they will prepare and file with the SEC and deliver to the Company, in each case on a timely basis, all schedules, statements and other reports in respect of the Company and/or Common Stock required under Section 13 or 16 of the Exchange Act; that such schedules, statements or other reports will contain all of the disclosures and information required under the applicable rules and regulations of the SEC; and that such disclosures and information will be true, correct and complete in all material respects; and (c) if after the date of the Kellogg Standstill Agreement any Kellogg Group Member or any Affiliate or Associate thereof who (in each case) is not already a "Kellogg Person" party thereto purchases or otherwise acquires any shares of Common Stock or other voting securities of the Company ("Other Voting Securities"), that person or entity will promptly thereafter take the actions specified therein to become a "Kellogg Person" party to the Kellogg Standstill Agreement.

         Under the Kellogg Standstill Agreement, each Kellogg Person has irrevocably constituted and appointed Mr. Milley the attorney-in-fact and proxy of such Kellogg Person, with full power of substitution, to vote all shares of Common Stock and Other Voting Securities which such Kellogg Person is entitled to vote at any annual or special meeting of the stockholders of the Company, and to express consent or dissent to any corporate action in writing without a meeting of the stockholders of the Company, in such manner as Mr. Milley or his substitute may determine. The foregoing proxy and power of attorney: (i) are stated to be coupled with an interest and irrevocable; (ii) cover any and all shares of Common Stock and Other Voting Securities owned by any Kellogg Person, whenever acquired; and (iii) will remain in effect for so long any Rights are outstanding under the Rights Agreement (before or after any Distribution Date). No Kellogg Person may grant any proxy or power of attorney to any person or entity which conflicts with such proxy or power of attorney.

         Under the Kellogg Standstill Agreement, the Kellogg Persons have granted certain rights of first refusal over any shares of Common Stock or Other Voting Securities owned by them to Mr. Milley, subject to certain exceptions.

         Under the Kellogg Standstill Agreement, each Kellogg Person has agreed that, unless and to the extent otherwise consented to in writing by the Company, such Kellogg Person will not: (a) solicit proxies with respect to any Common Stock or Other Voting Securities, actively oppose any action approved by a majority of the Continuing Directors of the Company, or become a "participant" in any "election contest" relating to the election of directors of the Company;
(b) propose, make or initiate, or solicit stockholders of the Company for the approval of, one or more stockholder proposals; (c) propose, or make, initiate or solicit any proposals from, or provide any information or participate in any discussions or negotiations with, or otherwise cooperate in any way with or assist, any person or entity concerning any merger, consolidation, other business combination, tender or exchange offer, recapitalization, liquidation or dissolution or any purchase or other acquisition or sale or other disposition of assets (other than in the ordinary course of business) or shares of capital stock of the Company or any of its subsidiaries

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                                                                               8

or divisions or any similar transaction involving the Company or any subsidiary or division of the Company or any subsidiary; (d) take any other action for the purpose of or with the effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect; (e) form, join or in any way participate in any "group" with respect to any securities of the Company (except a group consisting entirely of Kellogg Group Members, Kellogg Related Persons, Milley Group Members and/or their respective Affiliates or Associates); or (f) induce, attempt to induce, encourage or solicit, or cooperate with, any other person or entity to do any of the foregoing.

         Under the Kellogg Standstill Agreement, if after the date thereof any Kellogg Related Person or any Affiliate or Associate thereof acquires any additional shares of Common Stock or Other Voting Securities, that person or entity must promptly thereafter take the actions specified therein in order to make applicable to such shares the above-described proxy and power of attorney and rights of first refusal and the covenants and agreements described in the immediately preceding paragraph hereof.

         Under the Kellogg Standstill Agreement, Mr. Kellogg indemnifies the Company, Mr. Milley, the other Milley Group Members and their respective officers, directors, employees, agents, professional advisors and controlling persons, for the period of time specified therein, from and against any and all Losses (as defined) incurred or suffered by any of them as a result of or arising out of or in connection with the Rights Agreement Amendment and/or Kellogg Standstill Agreement.

         Under the Kellogg Standstill Agreement, the Company has agreed that, for so long as there is not any breach of or default under the Kellogg Standstill Agreement on the part of any Kellogg Person, it will not suspend or terminate any of the Kellogg Amendments, terminate the Rights Agreement Amendment or take any other action having the purpose or effect of modifying or altering such the Kellogg Amendments.

ITEM 2.  EXHIBITS.

Exhibit Number    Description of Exhibit
--------------    ----------------------

       1 Rights Agreement, dated as of June 4, 1997, between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated herein by reference to Exhibit 4.17 to the Registrant's Form 8-A Registration Statement dated and filed with the Commission on June 10, 1997 (File No. 0-11877))

        2 Rights Agreement Amendment, dated as of March 16, 1999, between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent

        3 Standstill Agreement, dated as of March 16, 1999, among the Registrant, Alexander M. Milley and the "Kellogg Persons" party thereto

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            ELXSI CORPORATION


Dated:  March 19, 1999                      By:/s/ ALEXANDER M. MILLEY
                                               ---------------------------------
                                                   Alexander M. Milley
                                                   President

                                  EXHIBIT INDEX

   Exhibit No.                        Description                           Page
   -----------                        -----------                           ----

      1
                           Rights Agreement, dated as of June 4, 1997,
                           between  the  Registrant  and   Continental
                           Stock Transfer & Trust  Company,  as Rights
                           Agent (Incorporated herein by reference to Exhibit 4.17 to the Registrant's Form 8-A Registration Statement dated and filed with the Commission on June 10, 1997 (File No. 0-11877))

      2                    Rights  Agreement  Amendment,  dated  as of
                           March 16, 1999,  between the Registrant and
                           Continental Stock Transfer & Trust Company,
                           as Rights Agent                                    11

      3                    Standstill Agreement, dated as of March 16,
                           1999,  among the  Registrant,  Alexander M.
                           Milley  and  the  "Kellogg  Persons"  party
                           thereto                                            17